Exhibit 22.2

                         CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
PennCorp Financial Group, Inc.:

     We consent to the incorporation by reference in the registration statements (No. 333-13285) on Form S-3 and (Nos. 333-48629, 333-48631 and 333-48637) on
Form S-8 of PennCorp Financial Group, Inc. of our report dated March 19, 1998, relating to the consolidated balance sheets of Southwestern Financial Corporation and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of income, shareholders' equity, and cash flows for the years then ended, which report appears in the December 31, 1997 annual report on Form 10-K of PennCorp Financial Group, Inc.

                                                     KPMG PEAT MARWICK LLP




Dallas, Texas
March 27, 1998